UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

ALPHA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-55586	90-1020566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4162 Meyerwood Drive, Houston, TX	77025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-316-0061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	APHE	OTCMarkets

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

SEC 873 (05-19)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Option Agreement

On June 30, 2020, Alpha Energy, Inc. (the “Company”) entered into an Option Agreement (the “Agreement”) with Progressive Well Service, LLC. (“Progressive”) to acquire oil and gas assets in Lincoln and Logan Counties in Central Oklahoma (the “Coral Project”, called the “Logan 1 Project” in the Agreement). The Agreement gives Alpha until December 31, 2020 to exercise its option (the “Option Period”). During the Option Period, Progressive may not sell the Coral Project to any third party, in return for which exclusivity Alpha agrees to issue ten thousand (10,000) shares of its common stock, such shares to bear a legend restricting sale during the Option Period. At any time during the Option Period, Alpha may exercise its Option with a cash payment of fifty thousand dollars ($50,000.00). Upon exercising its Option, Alpha and Progressive will work diligently together to enter into a Purchase and Sale Agreement (“PSA”) modeled after the earlier PSA the parties had in place in early 2019, which lapsed due to no fault of either party. Under the new PSA, Alpha shall make a cash payment of six hundred thousand dollars ($600,000.00) to Progressive (the “Project Payment”) and guarantee to Progressive a further payment of 3% of the net revenue stream from any new wells drilled in the Coral Project (the “Production Payment”) until Progressive has received an additional three hundred and fifty thousand dollars ($350,000.00).

The Coral Project is approximately 1,100 acres of developed and undeveloped proven production in the Cherokee Uplift in central Oklahoma. This project area is very prolific and has several (up to 12) additional formations in addition to the Mississippi formation that is currently the producing formation in the 28 wells that make up this project. Logs and drilling data indicate many of these units, which are behind pipe in most wells in the Project, have productive characteristics and provide excellent recompletion targets. The engineering reserve report commissioned by Alpha identifies four behind pipe targets for immediate exploitation. The Project has numerous infill drilling opportunities in the Mississippian, three of which rank as Proven Undeveloped in the reserve report. The greatest potential in the Coral Project may be in the Woodford, a prolific producer in the nearby STACK play area. Log analysis indicates the Woodford has excellent productive characteristics; the reserve report identifies ten Probable locations that adds 1.1 million barrels of oil and over 7 billion cubic feet of natural gas in net reserves per the year-end 2019 independent engineer’s reserve report.

The Company notes that the Project is west of the lands in eastern Oklahoma affected by the decision of the U.S. Supreme Court issued on July 9, 2020, McGirt v. Oklahoma, and therefore is unaffected by that decision.

For further information, please contact info@alpha-energy.us.

This brief description of the Option Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Option Agreement is attached to this Current Report on Form 8-K as Exhibits 10.1.

ITEM 7.01          REGULATION FD DISCLOSURE

On July 17, 2020, we issued a press release announcing the option to purchase Progressive’s Coral Project. A copy of the press release is filed as Exhibit 99.1 hereto.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit Description
10.1	Purchase and Sale Agreement
99.1	Press release, dated July 17, 2020

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Dated: July 20, 2020

ALPHA ENERGY, INC.

/s/ John Lepin

John Lepin, CFO